Exhibit 99.1

SUPPLEMENTAL REGULATION FD DISCLOSURE

In this supplemental disclosure, “Spectrum,” “SPC,” “the Company,” “we,” “us” and “our” refer to Spectrum Brands, Inc. and its subsidiaries, unless the context otherwise requires or it is otherwise indicated.

This Supplemental Regulation FD Disclosure contains forward-looking statements, which are based on the Company’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to (i) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (ii) changes in consumer demand for the various types of products Spectrum offers and (iii) changes in the general economic conditions where Spectrum does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs. The Company cautions the reader that actual results could differ materially from the expectations described in the forward-looking statements. The Company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this disclosure. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this disclosure or to reflect actual outcomes.

Segment Financials ($ million)

	Q1		Q2		Remaining 6 Months		Total
FISCAL YEAR 2007	Sales	EBITDA	Sales	EBITDA	Sales	EBITDA	Sales	EBITDA
Global Battery/Personal Care	427	46	290	24	686	92	1,403	163

Home & Garden	56	(18)	224	15	403	59	683	57

Pet	138	24	144	23	281	51	562	98

Corporate	0	(11)	0	(10)	0	(15)	0	(35)

Consolidated	620	41	658	53	1,370	188	2,648	282

	Q1		Q2		Remaining 6 Months		Total
FISCAL YEAR 2006	Sales	EBITDA	Sales	EBITDA	Sales	EBITDA	Sales	EBITDA
Global Battery/Personal Care	434	68	277	21	641	54	1,352	142

Home & Garden	54	(7)	210	28	393	53	657	74

Pet	133	23	138	24	273	46	543	93

Corporate	0	(5)	0	(6)	0	(11)	0	(22)

Consolidated	620	79	625	67	1,307	142	2,552	287

NOTES TO SEGMENT FINANCIALS

Overview

•
In January 2007 the Company realigned its four operating segments into three vertically integrated, product-focused operating units: Global Batteries and Personal Care, Home and Garden, and Global Pet Supplies

•
In connection with this realignment the Company's Global Operations organization was consolidated within the three business segments. The sales and EBITDA presented on the previous page reflect this realignment

•
Accordingly, Global Operations costs (including research & development, manufacturing management, global purchasing, corporate quality, and inbound supply chain) previously reflected in Corporate have been embedded within the three operating units

•
In addition, general and administrative expenses necessary to reflect the business units on a stand alone basis have been allocated from corporate to the operating units. As a result the Corporate expenses presented on the previous page reflect administrative costs associated with maintaining a public company

•
The sales and EBITDA for Fiscal Year 2006 and the first fiscal quarter of 2007 reflect actual reported results, while the second fiscal quarter of 2007 and the remaining six months of 2007 reflect forecasted data

•	The commentary below addresses fluctuations between Fiscal Year 2006 versus Fiscal Year 2007

Global Battery and Personal Care

•
Forecasted second fiscal quarter increase in sales and EBITDA is anticipated to be primarily driven by growth in alkaline battery and lights categories. This represents a continuation of the recovery of Rayovac branded product point of sale increases experienced over the last four months as a result of consumer acceptance of the new marketing program

•
Forecasted sales growth of 7% in the remaining six month period is anticipated to be driven primarily by price increases implemented in North America and Latin America, and stabilization in the European battery business

•	Gross profit is anticipated to be favorably impacted by the manufacturing efficiencies achieved as a result of transferring alkaline battery production from Germany to China

•
EBITDA in the remaining six months is expected to be further benefited by the savings resulting from the various overhead reduction initiatives taken during last year and early this year in North America and Europe

Home and Garden

•	Second fiscal quarter EBITDA declines by $13 million due to:

•
$9 million of one-time costs which were a result of prior year manufacturing inefficiencies, extraordinary freight transfer costs and the result of a difficult SAP systems implementation. These abnormal costs were capitalized into inventory at the end of Fiscal Year 2006 and are now rolling out to cost of sales as that inventory is shipped to customers during the first and second fiscal quarters of Fiscal Year 2007.  Approximately $12 million of non-recurring costs were recognized in the first fiscal quarter. The Company is not experiencing the inefficiencies that occurred in the prior year and projects improved operating margins in the second half of Fiscal Year 2007

•	$4 million of additional selling investment consisting of higher retail merchandising expense and additional dedicated sales force to support the selling season.

Global Pet

•	The modest second fiscal quarter EBITDA decline is due to:

•	The result of increased advertising and marketing investments associated with the launch of new products

•	The restructuring of the Global Pet business unit distribution network, which resulted in non-recurring costs of transitioning certain Global Pet distribution into the new facilities

Corporate

•	Corporate EBITDA declines by $13 million due to:

•
Accrual for incentive compensation based on the projected achievement of certain financial targets versus the absence of such payment in Fiscal Year 2006 as the Company did not achieve its financial targets

•	An increase in legal expense

Segment Working Capital ($million)

FISCAL YEAR 2007	Q1	Q2	Q3	Q4
Global Battery/Personal Care	332	326	319	290

Home & Garden	131	205	176	141

Pet	118	122	114	103

Corporate	1	(7)	(7)	(5)

Consolidated	581	645	601	529

FISCAL YEAR 2006	Q1	Q2	Q3	Q4
Global Battery/Personal Care	338	275	289	274

Home & Garden	123	202	188	131

Pet	103	114	109	109

Corporate	6	3	1	3

Consolidated	570	595	586	517

NOTES TO SEGMENT WORKING CAPITAL

Global Battery and Personal Care

•	Global Battery and Personal Care estimates that its working capital as of March 2007 will increase approximately $50 million versus the prior year due to:

•	Higher receivable balances in both Europe and North America

•	The result of the timing of shipments and customer mix

•	An increase in the amount of Remington inventory

•	Negative impact of currency valuation of approximately $15 million

Home & Garden

•	Working capital is driven by the seasonality of the business

•	The peak working capital month is estimated to occur in April and the low point is estimated to be in October

•	The swing between the high and low point of working capital is estimated at approximately $140 million for the current calendar year

Global Pet

•	The Global Pet business increase in working capital versus the prior quarter and last year is the result of:

•	Increased inventory safety stock as we plan through a major manufacturing plant closing in spring 2007

•	Other realignments of manufacturing locations and global sourcing initiatives

OTHER

•	The negative $29 million of free cash flow in the second fiscal quarter referenced in the addendum posted on March 22, 2007 is calculated as follows:

•	+$53 million EBITDA

•	-$11 million cash taxes

•	-$18 million capital expenditures

•	-$54 million cash interest (excluding the expected payment of $31 million of accrued interest on 3/30/07)

•	The $54 million of cash interest in the second fiscal quarter referenced above is comprised of:

•	$26 million of interest on the Company’s 7 3/8% senior subordinated notes due 2015

•	$28 million of interest on the Company’s existing secured credit facility

•	The $31 million of accrued interest expected to be paid on 3/30/07 is comprised of:

•	$15 million of interest accrued through 3/30/07 on the Company’s 8 1/2% senior subordinated notes due 2013

•	$16 million of interest accrued through 3/30/07 on the Company’s existing secured credit facility

•
Cash flow in the 2nd half of Fiscal Year 2007 is expected to be positively impacted by the $31 million of accrued interest paid on 3/30/07, as this payment reduces the amount of interest that would have otherwise been paid in the third fiscal quarter

•	For the full Fiscal Year 2007, the Company continues to expect:

•	Approximately $25 million of cash taxes

•	Approximately $45 million of capital expenditures

Non-GAAP Financial Measures

Within this Supplemental Regulation FD Disclosure, reference is made to earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBTIDA as used in this Supplemental Regulation FD Disclosure is adjusted to give effect to unusual items, non-cash items and other adjustments. See table below, “Reconciliation of GAAP to Earnings Before Interest, Taxes, Depreciation and Amortization,” for a complete reconciliation of operating income on a GAAP basis to EBITDA. Spectrum’s management and some investors use EBITDA as one means of analyzing the company's financial performance and identifying trends in its financial condition and results of operations. Spectrum provides this information to assist with meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. Management believes that EBITDA is useful supplemental information; however, the presentation of EBITDA numbers is not intended to replace the Company's reported GAAP financial results and should be read in conjunction with those GAAP results.

Reconciliation of GAAP to Earnings Before Interest, Taxes, Depreciation and Amortization

All amounts in $ million. Footnotes for all tables in this section are at the end of this section.

Fiscal Year 2006 – First Quarter

	Global Bat./ Per. Care	Home and Garden	Pet	Corporate	Total

Income from Continuing Operations before Interest and Taxes	58	-	17	(9)	66

Depreciation and Amortization	8	-	5	4	17

Restructuring and Related Charges (A)	2	-	1	-	3

Discontinued Operations (B)	-	(7)	-	-	(7)

EBITDA	$68	$(7)	$23	$(5)	$79

Fiscal Year 2006 – Second Quarter

	Global Bat./ Per. Care	Home and Garden	Pet	Corporate	Total

Income from Continuing Operations before Interest and Taxes	20	20	17	(10)	47

Depreciation and Amortization	7	4	5	4	20

Restructuring and Related Charges (A)	2	4	2	-	8

Gain on Asset Sales (C)	(8)	-	-	-	(8)

EBITDA	$21	$28	$24	$(6)	$67

Fiscal Year 2006 – Remaining Six Months

	Global Bat./ Per. Care	Home and Garden	Pet	Corporate	Total

Income from Continuing Operations before Interest and Taxes	(141)	28	(243)	(20)	(376)

Depreciation and Amortization	16	8	11	9	44

Restructuring and Related Charges (A)	19	17	7	-	43

Goodwill and Intangible Asset Impairment (D)	162	-	271	-	433

Brazilian IPI Credit (E)	(2)	-	-	-	(2)

EBITDA	$54	$53	$46	$(11)	$142

Fiscal Year 2007 – First Quarter

	Global Bat./ Per. Care	Home and Garden	Pet	Corporate	Total

Income from Continuing Operations before Interest and Taxes	40	-	14	(16)	38

Depreciation and Amortization	6	-	6	5	17

Restructuring and Related Charges (A)	3	-	4	-	7

Discontinued Operations (B)	-	(18)	-	-	(18)

Brazilian IPI Credit (E)	(3)	-	-	-	(3)

EBITDA	$46	$(18)	$24	$(11)	$41

Fiscal Year 2007 – Second Quarter

	Global Bat./ Per. Care	Home and Garden	Pet	Corporate	Total

Income from Continuing Operations before Interest and Taxes	13	-	13	(15)	12

Depreciation and Amortization	7	-	6	5	18

Restructuring and Related Charges (A)	7	-	4	-	11

Discontinued Operations (B)	-	15	-	-	15

Brazilian IPI Credit (E)	(3)	-	-	-	(3)

EBITDA	$24	$15	$23	$(10)	$53

Fiscal Year 2007 – Remaining Six Months

	Global Bat./ Per. Care	Home and Garden	Pet	Corporate	Total

Income from Continuing Operations before Interest and Taxes	75	-	36	(26)	86

Depreciation and Amortization	15	-	11	11	37

Restructuring and Related Charges (A)	9	-	4	-	13

Discontinued Operations (B)	-	59	-	-	59

Brazilian IPI Credit (E)	(7)	-	-	-	(7)

EBITDA	$92	$59	$51	$(15)	$188

(A) Restructuring and related charges in Fiscal Year 2006 and Fiscal Year 2007 primarily reflect integration initiatives associated with the United and Tetra acquisitions, a series of actions in Europe to reduce operating costs and rationalize operating structure as well as initiatives announced in January 2007 to rationalize and streamline our global operating structure.

(B) Represents the operating income (loss) of the Home and Garden business which has been reflected as a discontinued operation as of October 1, 2007.

(C) Represents the gain on sale of the Company’s Bridgeport, CT and Madison, WI manufacturing facilities.

(D) Reflects the impairment of goodwill and intangible assets written off as a result of our annual impairment evaluation in accordance with SFAS No. 142, “Goodwill and Intangible Assets.”

(E) Represents the benefit related to expiring penalties associated with the Company’s provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expire in the respective period.